EMPLOYMENT SETTLEMENT AGREEMENT



      This Employment Settlement Agreement (this "Agreement") is by and between Talk Visual Corporation, a corporation organized and existing under the laws of the State of Nevada ("TVCP"), and Clinton H. Snyder, an individual residing in Miami Beach, Florida ("Snyder").

      WHEREAS, Snyder has served as Chief Financial Officer of TVCP under a verbal understanding as it related to a draft agreement dated July 22, 1998 with Videocall International Corporation, predessor to TVCP as adopted and amended at various Board of Directors meetings (the "Verbal Agreement"); and

      WHEREAS, this certain Verbal Agreement shall be terminated effective January 25, 2002 (the "Effective Date"); and

      WHEREAS,  TVCP and Snyder intend to enter into a termination  arrangement;
and

      NOW, THEREFORE, for good and valuable consideration of the mutual covenants herein contained and the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Snyder and TVCP acknowledge and agree that the Verbal Agreement is terminated effective on the Effective Date. As of January 25, 2002, Snyder and TVCP agree that any further employment relationship, if at all, between them shall be on an at-will basis, with base salary, perquisites and benefits not less than the corresponding terms in effect under the Verbal Agreement immediately prior to the Effective Date, or on such other terms as may be mutually acceptable to each party.

      2. Snyder and TVCP further acknowledge and agree that upon execution of this Agreement, TVCP shall forgive an existing debt obligation of Snyder to TVCP, as recorded on the books of TVCP, in the amount of Twenty Six Thousand Dollars ($26,000), plus any interest due, plus any FICA or FUTA taxes due on that sum. Snyder acknowledges the he is solely responsible for any federal or state income taxes due on those sums. TVCP further acknowledges not to hold Snyder liable for the prepayment made on storage unit #3071 at 11501 Biscayne Blvd, Miami, Florida, such prepayment being a part of the consideration in the relocation of Snyder from New England to Florida.

      3. Snyder and TVCP further acknowledge and agree that upon execution of this Agreement, TVCP shall be obligated for the following items:

         a) TVCP shall pay Snyder's health insurance premium for a six month period commencing February 1, 2002 and ending July 31, 2002.

         b) TVCP shall transfer title to the personal computer Snyder has utilized in his daily employment since inception, to Snyder, free and clear. Both parties acknowledge a fair market value of $200.

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      4. Snyder and TVCP further  acknowledge  and agree that upon  execution of this Agreement, Snyder consents to the following items:

         a) Snyder shall be available to assist his successor via telephone or in person, in transfer and transition of information, duties, activities, projects or any and all informational requirements for the successor to execute the duties of the position.

         b) Snyder agrees, for the earlier of January 1, 2003 or so long as he remains on the Board of Directors of TVCP, exclusive of any voluntary resignation, not to sell or transfer his ownership in three million shares of TVCP's common stock as evidenced by certificate number 1491. This restriction may only be waived prior to January 1, 2003, by consent of an officer or Director of TVCP, except as noted as follows. Failure of TVCP to maintain a minimum one million dollars of Directors & Officers coverage insurance shall result in Snyder's resignation from the Board of Directors and be considered a release of the restriction herein. Snyder consents to affixing a restrictive legend referencing this clause on that certificate.

      5. By this Agreement, TVCP and Snyder intend to resolve among themselves any and all claims, demands, actions or causes of action (including any in equity), whether known or unknown, contingent or otherwise, of whatsoever kind or nature for or because of any matter or thing done, omitted or suffered to be done by or on behalf of any party hereto (the "Claims").

      6. Except as set forth herein, Snyder and TVCP and their respective successors, assigns, partners, shareholders, officers, directors, employees, representatives and affiliates further hereby release, indemnify and hold each other harmless from any and all Claims arising prior to and including the date hereof and any other claims, liens causes of action or damages in any way directly or indirectly arising out of their respective obligations under the Verbal Agreement or otherwise.

      7. The parties further agree that they shall maintain the confidentiality of the terms of this Agreement, except as required by applicable law.

      8. Snyder and TVCP further agree to enter into any agreements or execute any further documentation reasonably required by the other to evidence and consummate the agreements set forth herein. In this regard, the parties further agree fully to reasonably cooperate with each other concerning the disposition or resolution of any claims or liabilities asserted by any third party against any of them, concerning the operation of TVCP (i.e., if any third party asserts false or fraudulent claims against any party hereto, the parties will cooperate with each other for the purpose of refuting and disposing of such claims; all out-of-pocket incurred by Snyder related to the disposition or resolution of such claims or liabilities will be paid by TVCP, to the extent of and in accordance with the indemnity obligations of TVCP in favor of its employees, officers and directors).

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      9. This Agreement shall be construed under and is enforceable  pursuant to the laws of the State of Florida. Any dispute under this Agreement shall be resolved in the courts of the state of Snyder's residence.

      10. Each party hereto acknowledges that it has read and understands the effect of this Agreement and that it is executing this Agreement of its own free will, has availed itself of the opportunity to consult with counsel of its own choice. Each party covenants to pay its own legal fees incurred in the negotiation of this Agreement and any matters related to this Agreement.

      EXECUTED to be effective the 25th day of January, 2002.

                              TALK VISUAL CORPORATION
                              a Nevada Corporation


                              By: /s/ Michael Zwebner
                                 --------------------------------
                              Name:   Michael Zwebner
                              Title:  Chairman


                              By: Clinton H. Snyder
                              -----------------------------------
                                  Clinton H. Snyder, Individually